EXHIBIT 21

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the material subsidiaries of TFS Financial Corporation:

Name	State of Incorporation

Third Federal Savings and Loan Association of Cleveland	Federal*

Third Capital, Inc.	Delaware*

Third Cap Associates, Inc.	Ohio**

Third Capital Mortgage Insurance Company	Vermont**

Broadway Holding Company	Delaware ***

Broadway Realty Holdings Co.	Delaware****

FBE, Inc.	Ohio ***

*	Subsidiary of TFS Financial Corporation

**	Subsidiary of Third Capital, Inc.

***	Subsidiary of Third Federal Savings and Loan Association of Cleveland

****	Subsidiary of Broadway Holding Company